CONSENT OF INDEPENDENT AUDITOR

We consent to the references to our firm under the caption Financial Statements in the Prospectus and in the Statement of Additional Information, each dated May 1, 2025, and each included in this Post-Effective Amendment No. 5 to the Registration Statement (Form N-4), File No. 333-267180 of Fidelity & Guaranty Life Insurance Company (the “Registration Statement”).

We also consent to the use of our report dated April 14, 2025, with respect to the statutory-basis financial statements of Fidelity & Guaranty Life Insurance Company, for the year ended December 31, 2024, included in this Registration Statement, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Des Moines, Iowa

April 17, 2025